Exhibit (d)(3)

CONFIDENTIAL

August 1, 2023

Wonder Group, Inc.

399 Jefferson Road

Parsipanny, NJ 07054

Attention: Marc Lore

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction (a “Transaction”) involving Blue Apron Holdings, Inc. (collectively with its predecessor companies and its and their respective subsidiaries, affiliates and divisions, the “Company”) and Wonder Group, Inc. (“you”), you have requested, and the Company is prepared to make available to you, certain information concerning the Company. As a condition to such information being furnished to you and your Representatives (as hereinafter defined), you agree to treat any information concerning the Company and its business, operations, assets and liabilities (whether prepared by the Company, its Representatives or otherwise and irrespective of the form of communication) which has been or is now or in the future furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions as hereinafter set forth. “Representatives” shall mean, with respect to any person, such person’s directors, officers, employees, agents, attorneys, accountants, consultants and financial advisors, including, in the case of the Company, Jefferies Group LLC (“Jefferies”).

The term “Evaluation Material” shall be deemed to include any summaries, notes, analyses, reports, compilations, studies, interpretations, memoranda or other documents (regardless of the form thereof) prepared by you or your Representatives which contain, reflect or are based upon or derived from, in whole or in part, any information furnished to you or your Representatives pursuant hereto. The term “Evaluation Material” does not include information that: (i) is or becomes generally available to and known by the public other than as a result of disclosure directly or indirectly by you or your Representatives; (ii) was within your possession prior to it being furnished to you by or on behalf of the Company pursuant hereto (or pursuant to a prior confidentiality arrangement), provided that the source of such information was not, to your knowledge at the time of disclosure, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information; or (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not, to your knowledge at the time of disclosure, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible Transaction between the Company and you and not for any other purpose and that you and your Representatives will keep confidential and not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (a) you may make any disclosure of such information to which the Company gives its prior written consent; and (b) subject to the last sentence of this paragraph, any of such information may be disclosed to your Representatives who (i) need to know such information for the sole purpose of evaluating a possible Transaction, (ii) are informed of the existence and terms of this letter agreement and (iii) agree in writing to keep such information confidential in accordance with the terms hereof or otherwise have a fiduciary or other obligation to keep such information confidential. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives as if they were parties hereto, and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized use or disclosure of the Evaluation Material. It is understood and agreed that the Company may, in its discretion, from time to time upon notice to you, require that you refrain from disclosing certain Evaluation Material to certain of your Representatives, in which case you shall refrain from disclosing such Evaluation Material to such Representatives.

In addition, you agree that, without the prior written consent of the Company, neither you nor your Representatives will disclose to any other person the existence of this letter agreement, the fact that the Evaluation Material has been made available to you or your Representatives, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof) (collectively, “Transaction Information”), provided that you may make such disclosure if you have received the written opinion of your outside counsel that such disclosure must be made by you in order that you not commit a violation of any law, rule, regulation or stock exchange requirement (in which case you agree to disclose only that portion of the Transaction Information which such counsel advises you is legally required to be disclosed and to give the Company at least 24 hours advance notice of such planned disclosure, with a copy of the proposed text of the disclosure). The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any governmental representative, entity or authority, corporation, company, partnership, joint venture, group, limited liability company, other entity or individual.

You agree that neither you nor any of your Representatives will disclose Evaluation Material or Transaction Information to any potential debt or equity financing source without the prior written consent of the Company. In the event the Company provides such consent with respect to any potential financing source, such potential financing source shall be considered your Representative for all purposes of this letter agreement. Whether or not any such consent is granted, you agree that you will not, directly or indirectly, require, instruct or encourage any financial institutions or financing sources, including any financial advisor, or any legal or other advisory firms, not to be retained by any other person in connection with any potential transaction with the Company and, if requested, you agree to consent to any such retention, and to waive any actual or alleged conflict that may arise from any existing or past relationship with you, in connection with any potential transaction with the Company. You further agree that neither you nor any of your Representatives will enter into any exclusivity, lock-up, dry-up or other agreement, arrangement or understanding, whether written or oral, with any potential debt financing source which could reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such debt financing source to serve as a debt financing source to any other person considering any transaction with the Company; provided that you may retain an exclusive team at such institutions or sources under a customary “tree” arrangement.

CONFIDENTIAL

In the event that you or any of your Representatives are required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek, at the Company's expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the written opinion of your outside counsel, legally required to disclose Evaluation Material to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal or other entity only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your reasonable best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company, at the Company's expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal or other entity.

If you decide that you do not wish to proceed with a Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly (and in no event later than five business days after such request) deliver to the Company or destroy all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto and you and your Representatives shall not retain any copies, extracts or other reproductions in whole or in part of such material. In the event of such a decision or request, you agree that all Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof (including that stored in any computer, electronic or similar device or otherwise stored in electronic or digital format) shall be retained and such destruction shall, upon the Company’s written request, be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the foregoing, (a) you may retain data or electronic records containing Evaluation Material for the purposes of backup, recovery, contingency planning or business continuity planning so long as such data or records, to the extent not permanently deleted or overwritten in the ordinary course of business, are not accessible in the ordinary course of business and are not accessed except as required for backup, recovery, contingency planning or business continuity purposes (it being understood that, if such data or records are restored or otherwise become accessible, they must be permanently deleted) and (b) your legal department may retain one copy of Evaluation Material to the extent required for compliance with applicable laws. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder, and any copies of Evaluation Material retained pursuant to this paragraph shall remain subject to your obligations of confidentiality and other obligations with respect thereto so long as such copies are retained.

CONFIDENTIAL

You understand and acknowledge that neither the Company nor any of its Representatives (including, without limitation, Jefferies), or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents makes any representation or warranty, express or implied, including as to the accuracy or completeness of any of the Evaluation Material. You agree that neither the Company nor any of its Representatives (including, without limitation, Jefferies), or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents shall have any liability to you or to any of your Representatives or any other person relating to or resulting from the use of any of the Evaluation Material or any errors therein or omissions therefrom, and you agree that the Company has no duty to disclose any Evaluation Material or other information to you or your Representatives. Only those representations or warranties which are made in a final definitive agreement regarding a Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

To the extent that any Evaluation Material may include materials that are subject to the attorney-client privilege, the work product doctrine or any other applicable privilege, you and the Company understand and agree that you and the Company have a commonality of interest with respect to the matters related thereto and it is your and the Company’s desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, the work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, the work product doctrine or other applicable privilege shall remain entitled to such protection thereunder, under this letter agreement and under the joint defense doctrine.

In addition, you hereby acknowledge that you are aware (and that prior to their receipt of any Evaluation Material your Representatives who are apprised of a possible transaction have been or will be advised such that they will be aware) that the United States and other applicable securities laws prohibit any person who has material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

You agree that all communications regarding a possible Transaction regarding the Company, all requests for additional information, facility tours or management meetings and all discussions or questions regarding procedures with respect to a possible Transaction, will be submitted or directed to Jefferies and not to the Company. Without the express prior written consent of the Company, you agree that you will not, directly or indirectly, contact or communicate with any officer, employee, agent, supplier, licensor, licensee or other business partner of the Company, in each case except for any contact or communication in the ordinary course of business that is unrelated to a possible Transaction.

CONFIDENTIAL

In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of two (2) years from the date hereof, neither you nor any of your affiliates will, directly or indirectly, solicit to employ or hire (as an employee, independent contractor or otherwise) any Restricted Employee (as defined below) so long as they are employed by the Company and for a period of twelve (12) months after termination of employment; provided, however, that the foregoing shall not prohibit you from (i) making general solicitations of employment through job advertisements or similar notices not targeted at any Restricted Employee or (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on your behalf, or soliciting the employment of any employee who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target any Company employees. For purposes of this letter agreement, “Restricted Employee” means any employee of the Company (a) who has a title of vice president or higher, (b) who participates in any discussions or negotiations with you or any of your Representatives regarding a Transaction, (c) with whom you or any of your Representatives have contact or communications in connection with a Transaction, or (d) who is otherwise identified to you or any of your Representatives in connection with a Transaction.

In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of two (2) years from the date of this letter agreement, unless you shall have been specifically invited in advance in writing by the Company, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) nor any of your Representatives acting on your behalf will in any manner, directly or indirectly: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company, or any rights to acquire any such securities (including derivative securities representing the right to vote or economic benefit of any such securities) or assets; (b) any tender or exchange offer, merger or other business combination involving the Company; (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (ii) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to any securities of the Company; (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (iv) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (i) above; or (v) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). Notwithstanding the foregoing, if at any time the Company publicly announces that it has entered into with a third party a written definitive agreement for the acquisition (by way of merger, tender offer or otherwise) of more than 50% of the outstanding capital stock of the Company or all or substantially all of the Company’s consolidated assets, then the restrictions set forth in this paragraph shall terminate and cease to be of any further force or effect. You represent and warrant that neither you nor any of your affiliates owns, of record or beneficially, any voting securities of the Company, or any securities convertible into or exercisable for any such voting securities.

CONFIDENTIAL

You understand and agree that no contract or agreement providing for any Transaction (or other transaction) shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, claims for breach of contract) in connection with any Transaction (or other transaction) unless and until you and the Company shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a Transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement or any other written or oral expression with respect to such Transaction, except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Transaction, and to terminate discussions and negotiations at any time and for any reason or no reason. You further understand that (i) the Company and its Representatives shall be free to conduct any process for any Transaction (or other transaction), if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a preliminary or definitive agreement without prior notice to you or any other person); (ii) any procedures relating to such process, Transaction or other transaction may be changed at any time without notice to you or any other person; and (iii) you shall not have any claims whatsoever against the Company, its Representatives or any of their respective directors, officers, stockholders, owners, partners, employees, affiliates or agents arising out of or relating to any Transaction (or other transaction) (other than those as against the parties to a final definitive agreement with you in accordance with the terms thereof) nor, unless a final definitive agreement is entered into with you, against any third party with whom a Transaction (or other transaction) is entered into. For the purposes of this paragraph, the term “definitive agreement” shall not include this letter agreement, an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance by the Company of any offer or bid on your part.

You acknowledge and agree that (i) as between the Company, on the one hand, and you and your Representatives, on the other hand, the Company retains all right, title and interest in, to and under the Evaluation Material and all physical, electronic, virtual or other embodiments thereof and (ii) the Company has not granted you any license, copyright or similar right with respect to any of the Evaluation Material.

You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and that irreparable damage will result to the Company if information contained therein or derived therefrom is disclosed to any third party except as herein provided or is used for any purpose other than the evaluation of a possible Transaction. You further understand and agree that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach, without the posting of any bond or other security. Such remedies shall not be deemed to be the exclusive remedies for a breach by you or any of your Representatives of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you have or any of your Representatives has breached this letter agreement, then you shall be liable for and pay to the Company promptly the reasonable legal fees and disbursements incurred by the Company in connection with such litigation, including any appeal therefrom.

CONFIDENTIAL

This letter agreement is for the benefit of the Company, its Representatives (including, without limitation, Jefferies) and their respective directors, officers, stockholders, partners, owners, employees, affiliates and agents, and shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for any actions, suits or proceedings arising out of or relating to this letter agreement or the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

The rights of the Company under this letter agreement may be assigned in whole or in part to any purchaser of the Company (or any purchaser of all or a majority of its capital stock or consolidated assets), which purchaser shall be entitled to enforce this letter agreement or rights hereunder to the same extent and in the same manner as the Company shall have been entitled to enforce this letter agreement. You may not assign your rights or obligations under this letter agreement to any person without the prior written consent of the Company. Subject to the foregoing, this letter agreement shall be binding on the respective successors and permitted assigns of the parties hereto.

This letter agreement contains the entire agreement between you and the Company concerning the subject matter hereof. No provision in this letter agreement can be waived, modified or amended except by the written agreement of the Company and you, which written agreement shall specifically refer to the provision being waived, modified or amended and explicitly effectuate such waiver, modification or amendment. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof (or any modification or waiver in any particular circumstance) preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this letter agreement.

CONFIDENTIAL

This letter agreement also constitutes notice to you that the Company has engaged Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) as its legal counsel in connection with the potential transaction, and you hereby (i) consent to the continued representation of the Company by WilmerHale in relation to the potential transaction notwithstanding the fact that WilmerHale may have represented, or may currently or in the future represent, you and/or any of your affiliates or Representatives with respect to unrelated matters and (ii) waive any actual or alleged conflict that may arise from WilmerHale’s representation of the Company in connection with the potential transaction. In addition, you hereby acknowledge that your consent and waiver under this paragraph is voluntary and informed, and that you have obtained independent legal advice with respect to this consent and waiver.

The term of this letter agreement is three (3) years from the date of its execution. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original of this letter agreement and all of which, taken together, shall be deemed to constitute one and the same instrument. No such counterpart need contain the signatures of all parties to this letter agreement and the exchange of signed counterparts by each of the parties, including exchange by facsimile transmission or other electronic means, shall constitute effective execution and delivery of this letter agreement.

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CONFIDENTIAL

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

BLUE APRON HOLDINGS, INC.

By:	/s/ Meredith Deutsch
Name:	Meredith Deutsch
Title:	General Counsel

Accepted and agreed as of the date first written above:

WONDER GROUP, INC.

By:	/s/ Stephanie Brensilver
Name:	Stephanie Brensilver
Title:	General Counsel